EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Dennis L. Klaeser, CFO

989-839-5350

CHEMICAL FINANCIAL CORPORATION COMPLETES MERGER WITH

TALMER BANCORP, INC.

Five new directors named to Chemical’s Board; Two banking executives named to Executive Management Leadership Committee

Midland, MI, August 31, 2016 --- Chemical Financial Corporation ("Chemical") (Nasdaq: CHFC), holding company for Chemical Bank, announced today that it completed its previously announced merger with Talmer Bancorp, Inc. ("Talmer"), holding company for Talmer Bank and Trust, in a cash and stock transaction valued at approximately $1.7 billion based on Chemical's closing stock price on August 31, 2016. Subsequent to the closing, Chemical and its affiliates had, on a pro forma basis as of June 30, 2016, $17.2 billion in consolidated assets, $12.7 billion in consolidated loans, and $12.7 billion in consolidated deposits, with 262 locations primarily in Michigan, Northeast Ohio and other contiguous states.

Chemical also announced that Gary Torgow, former Chairman of Talmer Bancorp, Inc., will join the Chemical Financial Corporation Board, as Chairman, succeeding David B. Ramaker, who will remain a director as well as Chief Executive Officer and President of Chemical. Also named to the Board were: Ronald A. Klein, Chief Executive Officer, Origen Financial, Inc.; Barbara J. Mahone, retired Executive Director, Human Resources, General Motors Corporation; David T. Provost, Vice Chairman of Chemical and former Chief Executive Officer and President, Talmer Bancorp, Inc.; and, Arthur A. Weiss, Chairman of the Board of the law firm Jaffe, Raitt, Heuer & Weiss, expanding the Board to 12 directors.

“We are delighted to welcome Gary, Dave and the entire Talmer team to the Chemical family. By combining two talented banking organizations, with shared banking philosophies and strong track records of organic and acquisitive growth, into a single $17 billion, Midwest-focused institution, we can better serve our customers, communities, colleagues and shareholders going forward,” said David B. Ramaker, Chief Executive Officer and President of Chemical Financial Corporation.

Chemical also announced that two former Talmer executives have joined Chemical's Executive Management Leadership Committee, expanding the committee to 11 members: Dennis L. Klaeser was named Executive Vice President and Chief Financial Officer, succeeding Lori A. Gwizdala, who will remain Executive Vice President of Special Projects; and, Thomas C. Shafer was named Executive Vice President and Director of Regional and Community Banking.

Talmer Bank and Trust will continue to operate as a separate subsidiary of Chemical until its planned consolidation with and into Chemical Bank, which is scheduled to occur concurrently with the conversion of data processing platforms in the fourth quarter of 2016. Following the consolidation and the data processing platform conversions, all Talmer Bank and Trust locations will operate under the Chemical Bank name.

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Chemical was advised by the investment banking firm of Sandler O'Neill + Partners and the law firm of Warner Norcross & Judd LLP. Talmer was advised by the investment banking firm of Keefe, Bruyette & Woods and the law firm of Nelson Mullins Riley & Scarborough, LLP.

About Chemical Financial Corporation

Chemical Financial Corporation is the largest banking company headquartered and operating branch offices in Michigan. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. In addition, Chemical Financial Corporation will be added to the S&P MidCap 400 Index upon the closing of the merger. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Chemical's outlook or expectations with respect to the merger, the expected impact of the transaction on Chemical's future financial performance and consequences of the integration of Talmer into Chemical.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical assumes no duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating both to the merger and the integration of Talmer into Chemical after closing include, without limitation:

•	The merger may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•	The integration of Talmer’s business and operations into Chemical, which will include conversion of Talmer’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Chemical's or Talmer’s existing businesses.

•	Chemical’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses than expected and customer and employee attrition may be greater than expected.

•	The outcome of pending or threatened litigation, whether currently existing or commencing in the future, including litigation related to the transaction.

•	The challenges of integrating, retaining and hiring key personnel.

•	Failure to attract new customers and retain existing customers in the manner anticipated.

In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of Chemical's Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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